Exhibit 99.1

Ameresco Appoints Experienced Renewable Energy Executive Doran Hole As Chief Financial Officer
Company’s interim CFO Mark Chiplock will continue as Vice President, Corporate Controller and Chief Accounting Officer
FRAMINGHAM, MA - July 1, 2019 - Ameresco, Inc., (NYSE:AMRC), a leading energy efficiency and renewable energy company, today announced that Doran Hole will join the company as its Chief Financial Officer, effective July 29, 2019. Mark Chiplock, who has served as interim CFO since October 1, 2018, will continue to serve as Vice President, Corporate Controller and Chief Accounting Officer and will act as the company’s principal accounting officer.
Previously, Mr. Hole served as the Chief Executive Officer, North America and Group Vice President, Strategy, at ReneSola Ltd., a global renewable energy company focused on solar project development, construction, operations and asset management. He has served in the North American CEO role since 2017, and previously was the company’s US CFO.
Prior to ReneSola, Mr. Hole was the CFO at solar developer Pristine Sun. He spent the first two decades of his career in various senior finance and capital markets roles on Wall Street. At Deutsche Bank, he served as a Director in the Global Structuring, Illiquid and Corporate Credit Group. He was a Director in the Financial Engineering group at ING Capital and also served as an Associate Director in the Corporate and Structured Finance Division at Macquarie Corporate Finance. Earlier in his career, Mr. Hole worked at Coopers & Lybrand, L.L.P. and Bear, Stearns & Co., Inc.
“Doran Hole has a proven track record of success in the CEO and CFO roles, and brings a breadth of experience in both renewable energy and public company leadership to his new position as our CFO,” said George Sakellaris, President and Chief Executive Officer at Ameresco. “We are delighted to welcome Doran to the company. He secured his role through his keen understanding of our growth goals and business strategy, and we believe his expertise will be incredibly valuable as we grow our footprint both domestically and internationally.”
“We would also like to express our gratitude to Mark Chiplock for serving as our interim CFO,” Sakellaris continued. “His stewardship of our financial matters over the last nine months has been exemplary. We are grateful for his leadership as he transitions to his previous role at the company.”
“Having long worked in the renewable energy space, I have always been impressed with Ameresco and its position as a green energy pioneer with a powerful execution platform,” Hole said. “I am excited to join the company at this stage in its growth, as it is poised to further capitalize on its competitive advantages in the global clean energy transition. I am looking forward to working together with George, Mark, the broader executive leadership team and the Board of Directors to help the company to meet its business and financial goals.”
About Ameresco, Inc.
Founded in 2000, Ameresco, Inc. (NYSE:AMRC) is a leading independent provider of comprehensive services, energy efficiency, infrastructure upgrades, asset sustainability and renewable energy solutions for businesses and organizations throughout North America and Europe. Ameresco’s sustainability services include upgrades to a facility’s energy infrastructure and the development, construction and operation of renewable energy plants. Ameresco has successfully completed energy saving, environmentally responsible projects with Federal, state and local governments, healthcare and educational institutions, housing authorities, and commercial and industrial customers. With its corporate headquarters in Framingham, MA, Ameresco has more than 1,000 employees providing local expertise in the United States, Canada, and the United Kingdom. For more information, www.ameresco.com.